Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 of Perfumania Holdings, Inc. and to the incorporation by reference herein of our report dated April 16, 2012 relating to the consolidated financial statements of Perfumania Holdings, Inc. and subsidiaries as of January 28, 2012 and January 29, 2011 and for the years then ended, included in Perfumania Holdings, Inc. Annual Report on Form 10-K for the year ended January 28, 2012.

/s/ J.H. Cohn LLP
J.H. Cohn LLP

Jericho, New York
April 27, 2012